Exhibit 21

SUBSIDIARIES OF MOMENTA PHARMACEUTICALS, INC.

Name of Subsidiary	Jurisdiction of Organization
Momenta Pharmaceuticals Securities Corporation	Massachusetts
Momenta Ireland Limited	Dublin, Ireland